Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Oaktree Strategic Credit Fund

(Name of Issuer)

Oaktree Strategic Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$188,830,644.96 (1)	$0.00015310	$28,909.98 (2)

Fees Previously Paid	$28,909.98 (2)		$28,909.98 (2)

Total Transaction Valuation	$188,830,644.96 (1)

Total Fees Due for Filing			$28,909.98 (2)

Total Fees Previously Paid			$28,909.98 (2)

Total Fee Offsets

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2025, of $23.28. This amount is based upon the offer to purchase up to 8,111,282 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund. The fee of $28,909.98 was paid in connection with the filing of the Schedule TO-I by Oaktree Strategic Credit Fund (File No. 005-93598) on May 15, 2025.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Oaktree Strategic Credit Fund	SC TO-I	005-93598	May 15, 2025		$28,909.98

Fee Offset Sources					May 15, 2025		$28,909.98